Exhibit 3.1

CONFORMED COPY TO REFLECT AMENDMENTS MADE THROUGH JUNE 30, 2009
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
-of-
BED BATH & BEYOND, INC.
(Under Section 402 of the Business Corporation Law.)

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FIRST:    The name of the corporation is Bed Bath & Beyond, Inc.

SECOND: The purposes for which the corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation may not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.
For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have, and may exercise, all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

THIRD:    The office of the corporation is to be located in the county of New York, State of New York.

FOURTH: (a) Authorized Classes of Stock: The total number of shares which the corporation shall have the authority to issue is 901,000,000, of which 900,000,000 shares are designated Common Stock, par value $.01 per share (“Common Stock”), and 1,000,000 shares are designated Preferred Stock, par value $.01 per share (“Preferred Stock”);
(b) Description of Preferred Stock: The Board of Directors is hereby authorized to issue the shares of the Preferred Stock from time to time in one or more classes or series, each such class or series to have such rights, preferences and limitations as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such class or series of Preferred Stock, including, but not limited to, the determination of the following rights, preferences and limitations:

(i)    the rate of dividend;

(ii)    whether shares can be redeemed or called and, if so, the redemption or call price and terms and conditions of redemption or call;

(iii)    the amount payable upon shares in the event of dissolution, voluntary and involuntary liquidation or winding up of the affairs of the corporation;

(iv)    purchases, retirement or sinking fund provisions, if any, for the call, redemption or purchases of shares;

(v)    the terms and conditions, if any, on which shares may be converted into Common Stock or any other securities;

(vi)    whether or not shares have voting rights, and the extent of such voting rights, if any; and

(vii)    whether shares shall be cumulative, noncumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall determine the number of shares constituting each class or series of Preferred Stock and each series of a class shall have a distinguishing designation.

FIFTH:    No shareholder of this corporation shall, by reason of his holding of Common Stock, have any preemptive or preferential right to purchase or subscribe to any shares of stock of this corporation now or hereafter authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or other rights to purchase shares now or hereafter authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend rights of such shareholder, other than such rights, if any, as the Board of Directors in its discretion, from time to time, may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of stock of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or other rights to purchase shares of stock, without offering any such shares of stock or other securities or rights, either in whole or in part, to the existing shareholders of the corporation.

SIXTH:    The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is Bed Bath & Beyond Inc., 650 Liberty Avenue, Union, New Jersey 07083, Attention: Chairman.

SEVENTH: (a) The number of directors comprising the entire Board of Directors shall be fixed from time to time in accordance with the specific provisions of the By-laws of the Corporation.

(b) At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting and until his or her successor is elected and qualified.

(c) The vote required for the election of directors by the shareholders shall be the affirmative vote of a “majority of votes cast” (as defined herein), unless the election is contested, in which case directors shall be elected by a plurality of votes cast. An election shall be contested if, as of the record date (or such later date as may be determined by the Board of Directors based on events occurring after the record date, but in no event later than the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission), the number of nominees exceeds the number of directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes “withheld” or cast “against” that director. Abstentions and broker non-votes shall not constitute votes cast or votes withheld.

EIGHTH: The affirmative vote of the shareholders entitled to cast a majority of the votes entitled to be cast shall be required to (i) adopt a plan of merger or consolidation in accordance with Section 903 of the Business Corporation Law, (ii) approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 909 of the Business Corporation Law, (iii) approve a share exchange in accordance with Section 913 of the Business Corporation Law, (iv) dissolve in accordance with Section 1001 of the Business Corporation Law, or (v) act under any successor provision to the foregoing provisions of the Business Corporation Law.
IN WITNESS WHEREOF, the undersigned has duly signed this ___ day of _____, _____.

Name:
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